Exhibit 99.4

Letter to Clients with respect to the Prospectus/Offer to Purchase

All Outstanding Shares of Common Stock

of

Diedrich Coffee, Inc.

made by

Marty Acquisition Sub, Inc.

a wholly owned subsidiary of

Peet’s Coffee & Tea, Inc.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON DECEMBER 15, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION TIME OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

To Our Clients:	November 17, 2009

Enclosed for your consideration is a Prospectus/Offer to Purchase dated November 17, 2009 (the “Prospectus/Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Marty Acquisition Sub, Inc., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s”), to purchase each outstanding share of common stock, par value $0.01 (the “Shares”) of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), for consideration consisting of $17.33 in cash, without interest, and a fraction of a share of Peet’s common stock, no par value, having a value equal to $8.67 based on a formula described in the Prospectus/Offer to Purchase, provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of Diedrich from the Chief Financial Officer of Diedrich, accompanied by Diedrich’s Solicitation/Recommendation Statement on Schedule 14D-9.

We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The per Share offer price for the Offer consists of $17.33 in cash, without interest, and a fraction of a share of Peet’s common stock, no par value, having a value equal to $8.67 based on a formula described in the Prospectus/Offer to Purchase, provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock, upon the terms of and subject to the conditions to the Offer.

2.	The Offer is being made for all outstanding Shares.

3.

The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration time of the Offer (as it may be extended) Shares that, together with any shares of Diedrich common stock then owned by Peet’s or the Purchaser, or by any other subsidiaries of Peet’s, immediately prior to the acceptance for exchange of Shares pursuant to the Offer, represent more than 50% of the sum of the aggregate number of Shares then outstanding, plus, at the election of Peet’s, an additional number of shares up to (but not exceeding) the aggregate number of shares of Diedrich common stock issuable upon the exercise of all Diedrich stock options, Diedrich warrants and other rights to acquire Diedrich common stock that are outstanding immediately prior to the acceptance of Shares for exchange pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the completion of the Merger (the foregoing condition is referred to as the “minimum condition” in the Prospectus/Offer to Purchase). The Offer is also subject to other conditions described under the caption “The Offer—Conditions to the Offer” of the Prospectus/Offer to Purchase.

4.	The offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 2009, as amended, by and among Peet’s, the Purchaser and Diedrich (the “Merger Agreement”). Following the purchase by the Purchaser of shares of Diedrich common stock in the offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the Merger Agreement, the Purchaser will be merged with and into Diedrich (the “Merger”), with Diedrich surviving the Merger as a wholly-owned subsidiary of Peet’s. As a result of the Merger, each then-outstanding share of Diedrich common stock (other than shares owned by Peet’s, the Purchaser or Diedrich or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly exercises appraisal rights under Delaware law) will be converted into the right to receive a combination of $17.33 in cash, without interest, and the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer (subject to adjustment for stock splits, stock dividends and similar events).

5.	The board of directors of Diedrich has, by the unanimous vote of all of the Diedrich directors, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the stockholders of Diedrich, (2) adopted and approved the Merger Agreement and approved the Offer, the Merger and the other transactions contemplated by the Merger Agreement, in accordance with the requirements of Delaware law, (3) declared that the Merger Agreement is advisable, (4) resolved to recommend that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the Offer and (to the extent necessary) adopt the Merger Agreement, and (5) adopted a resolution rendering the limitations on business combinations contained in section 203 of the Delaware General Corporation Law inapplicable to the Offer, the Merger, the Merger Agreement and any of the other actions and the transactions contemplated by the Merger Agreement. Accordingly, the board of directors of Diedrich unanimously recommends that the stockholders of Diedrich accept the Offer and tender their shares of Diedrich common stock pursuant to the offer, and, to the extent necessary, vote to adopt the Merger Agreement.

6.	The Offer and withdrawal rights expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern time, on December 15, 2009 (the “Expiration Time”), unless the Offer is extended by the Purchaser, in which event the term Expiration Time shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7.	Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent, or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the Expiration Time. If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Time.

On the terms of and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the Expiration Time of the Offer, the Purchaser will accept for exchange, and deliver consideration for, all Shares validly tendered to the Purchaser and not withdrawn prior to the Expiration Time. To validly tender Shares in the Offer (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Time, (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase (a) either the Letter of Transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees, or an agent’s message (as defined in the Prospectus/Offer to Purchase) and any other required documents, must be received by the Depositary prior to the Expiration Time, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Prospectus/Offer to Purchase and a book-entry confirmation described in the Prospectus/Offer to Purchase must be received by the Depositary for the Offer prior to the Expiration Time or (3) the tendering stockholder must comply with the guaranteed delivery procedures described in the Prospectus/Offer to Purchase prior to the Expiration Time.

Under no circumstances will interest be paid on the cash component of the offer consideration with respect to the Shares to be delivered by the Purchaser, regardless of any extension of the Offer or any delay in the delivery of such consideration.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser and Peet’s by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE PROSPECTUS/OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF DIEDRICH COFFEE, INC.

The undersigned acknowledge(s) receipt of your letter, the Prospectus/Offer to Purchase of Marty Acquisition Sub, Inc. (the “Prospectus/Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the “Shares”), of Diedrich Coffee, Inc., a Delaware corporation.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus/Offer to Purchase and Letter of Transmittal.

Number of Shares to be Tendered(1):	SIGN HERE Signature(s)
Shares

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Dated: , 20	Taxpayer Identification or Social Security No.
(1) Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.